Exhibit 10

Tatum, LLC

Project Work Agreement

NOVT Corporation, (the “Company”) agrees to engage Tatum, LLC (“Tatum”) to perform project services according to the following terms:

I.	Project Services; Fees

Tatum will perform the services described on Schedule A attached hereto during the course of this engagement, beginning on June 5th, 2006. The Company will pay Tatum at the rate of $225 per hour, or at a daily rate of $1,800 (“Project Fees”).

II.	Payment; Deposit

A.	The Company will pay all amounts owed to Tatum no later than ten (10) days after receipt of invoice. The Company acknowledges that under Tatum’s agreement with the Tatum Partner, the Tatum Partner will receive no cash compensation from Tatum with respect to this engagement until payment is received from the Company. The Company will promptly reimburse Tatum partners directly for reasonable travel and out-of-pocket business expenses. All reimbursements of expenses will occur within five (5) days of submission of expense reports to the Company.

B.	Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this agreement, including but not limited to attorneys’ fees actually incurred.

C.	The Company agrees to pay Tatum and maintain a security deposit of $9,000 for the Company’s future payment obligations to Tatum under this agreement (the “Deposit”). If the Company fails to make any payment due to Tatum within ten (10) days after notice of such failure to pay has been provided to the Company by Tatum, Tatum may apply the Deposit against such outstanding amount to Tatum. If the Company otherwise breaches this agreement and fails to cure such breach as provided herein, Tatum will be entitled to apply the Deposit to its damages resulting from such breach. Upon termination or expiration of this agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to the Company’s unfulfilled payment obligations to Tatum under the provisions of this agreement.

III.	Tatum Personnel; Relationship of the Parties

A.	Tatum will assign Subhash Sarda (the “Tatum Partner”) to perform services for the Company.

B.	The parties agree that Tatum and the Tatum Partner will be serving the Company as independent contractors for all purposes and not as employees, agents, or partners of or joint venturers with the Company and that the parties will not be joint employers of the Tatum Partner. Tatum and the Tatum Partner therefore will have control over the order and sequence of project work and the specific hours worked, will have the opportunity for entrepreneurial profit, and will not be subject to Company withholding of income or employment taxes. Tatum assumes sole responsibility for such withholding, as well as for complying with any federal, state and local employment laws and ordinances including, but not limited to, workers’ compensation and unemployment insurance .

C.	The Company acknowledges that Tatum’s success in performing the services depends on the participation, cooperation, and support of the Company’s most senior management.

D.	Neither Tatum nor any of its partners will be or serve as the chief financial officer, an employee, a manager, any other officer, or a director of the Company. Accordingly, the

Company will not give or require the Tatum Partner to use the title “Chief Financial Officer,” “Chief Information Officer,” “Chief Operating Officer,” or any other title that suggests such individual is an officer, director, employee, or manager of the Company, and the Tatum Partner will have no authority or control over the employees of the Company. The Tatum Partner may not sign any documents on behalf of the Company, including but not limited to checks and other means of payment, federal or state securities filings, tax filings, or representations and warranties on behalf of the Company.

E.	Tatum’s services will not constitute an audit, review, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies.

F.	Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) if and to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

IV.	Hiring Tatum Partner Outside of Agreement

During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with another Tatum agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services similar to those that the Tatum Partner will be rendering pursuant to this agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Annualized Project Fees (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages. The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, “Annualized Project Fees” will mean weekly project fees equivalent to what Tatum would receive hereunder on a full-time basis, multiplied by fifty-two (52), plus any incentive bonus or warrants for which Tatum was eligible for the then current bonus year.

V.	Termination

A.	Effective upon thirty (30) days’ advance written notice, either party may terminate this agreement, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty (30) days after the date of delivery of the notice.

B.	Tatum retains the right to terminate this agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity, (2) the Tatum Partner dies or becomes disabled, (3) the Tatum Partner ceases to be a partner of Tatum for any other reason, or (4) upon written notice by Tatum of non-payment by the Company of amounts due under this agreement. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith.

C.	In the event that either party commits a breach of this agreement, other than for reasons described in the above paragraph, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.

D.	The Project Fees will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

E.	This agreement will terminate immediately upon the Tatum Partner ceasing to be a partner of Tatum, unless the Company and Tatum agree to extend this agreement in writing engaging another partner of Tatum.

VI.	Disclaimers & Limitations of Liability

A.	The Company acknowledges that any information, including any resources delivered through Tatum’s proprietary information and technology system, will be provided by Tatum as a tool to be used in the discretion of the Company. Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties. Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied.

B.	In the event that any partner of Tatum (including without limitation the Tatum Partner) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred.

C.	The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of Project Fees.

D.	As a condition for recovery of any liability, the Company must give Tatum written notice of the alleged basis for liability within thirty (30) days of discovering the circumstances giving rise thereto, in order that Tatum will have the opportunity to investigate in a timely manner and, where possible, correct or rectify the alleged basis for liability; provided that the failure of the Company to give such notice will only affect the rights of the Company to the extent that Tatum is actually prejudiced by such failure. In any event, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this agreement, whichever is earlier.

E.	Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

VII.	Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision herein. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

VIII.	Miscellaneous Provisions

A.	The provisions on the attached Schedule A are incorporated herein by reference. The provisions concerning payment of the Project Fees and reimbursement of costs and expenses, limitation of liability, indemnity, and arbitration will survive the expiration or any termination of this agreement.

B.	The Company agrees to allow Tatum the use of the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

C.	Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.

D.	This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia without giving effect to conflicts-of-laws principles.

E.	The terms of this agreement are severable, and they may not be amended except in writing signed by Tatum and the Company. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain. This agreement binds and benefits the successors of Tatum and the Company.

F.	This agreement contains the entire agreement between Tatum and the Company, superseding any prior oral or written statements or agreements.

G.	Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

H.	Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

I.	The bank lockbox mailing address for payments by the Company is:

Tatum, LLC

J.	Electronic payment instructions for the Deposit and Project Fees are:

Bank Name: Bank of America

Branch: Atlanta

Routing Number:            For Automatic Clearing House (“ACH”) Payments:

                                                                      For Wires:

Account Name:

Account Number:

NOVT Corporation	TATUM, LLC

/s/ Terry R. Gibson	/s/ E. Bishop Leatherbury
Signature	Signature

Terry R. Gibson, Vice President Finance and Chief Financial Officer	E. Bishop Leatherbury
Name and Title	Name, Area Managing Partner

June 1, 2006	June 1, 2006
Date signed	Date signed